Exhibit 3.1

Certificate of Designation of

Series B Convertible Preferred Stock of NovAccess Global Inc.

Pursuant to Section 7-106-102 of the Colorado Revised Statutes, NovAccess Global Inc., a Colorado corporation organized (the “Corporation”), does hereby submit the following:

Whereas, the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the Board may fix and determine the relative rights and preferences of the shares of any series so established; and

Whereas, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

Now, therefore, be it resolved, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.     Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of Shares constituting such series shall be 25,000. The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein.

2.     Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, no par value, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Factor” means 10,000, subject to adjustment as set forth in Section 7.5

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 7.

“Date of Issuance” means, for any Share of Series B Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series B Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Interest” has the meaning set forth in Section 6.2.

3.     Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series B Preferred Stock shall rank senior to all Junior Securities.

4.     Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 7 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5.     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively, a “Liquidation”), the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all assets and funds of the Corporation available for distribution to its stockholders.

6.     Voting.

6.1     Voting Generally. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.2 below. In any such vote, each Share of Series B Preferred Stock shall be entitled to a number of votes equal to four (4) times the number of shares of Common Stock into which the Share is convertible pursuant to Section 7 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. The holders of outstanding Shares of Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take any action at a meeting at which all of the Corporation’s shares entitled to vote thereon were present and voted, may consent to such action (including, without limitation, an amendment to the Articles of Incorporation) in writing without the vote or written consent of the holders of shares of Common Stock.

6.2     Other Special Voting Rights. Without the prior written consent of holders of not less than two-thirds of the then total outstanding Shares of Series B Preferred Stock (a “Supermajority Interest”), voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, any of the actions or transactions described in this Section 6.2 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows: (a) create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) that ranks superior to or in parity with the Series B Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting); or (b) increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any shares of Preferred Stock.

7.     Conversion.

7.1     Right to Convert. Subject to the provisions of this Section 7, at any time and from time to time on or after the Date of Issuance, any holder of Series B Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by such holder into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Conversion Factor in effect immediately prior to such conversion.

7.2     Procedures for Conversion; Effect of Conversion

(a)     Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 7.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series B Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7.1 and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series B Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)     Effect of Conversion. All Shares of Series B Preferred Stock converted as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

7.3     Reservation of Stock. The Corporation shall at all times when any Shares of Series B Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.5 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

7.4     No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Preferred Stock pursuant to Section 7 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

7.5     Adjustment to Conversion Factor and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Factor and the number of Conversion Shares issuable on conversion of the Shares of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.5.

(a)     Adjustment to Conversion Factor and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Factor in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Factor in effect immediately prior to such combination shall be proportionately decreased and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately decreased. Any adjustment under this Section 7.5(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)     Adjustment to Conversion Factor and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 7.5(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series B Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 7 hereof shall thereafter be applicable, as nearly as possible, to the Series B Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series B Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Factor to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series B Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Factor in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 7.5(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions.

(c)     Certificate as to Adjustment. As promptly as reasonably practicable following any adjustment of the Conversion Factor, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

8.     Reissuance of Series B Preferred Stock. Any Shares of Series B Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred.

9.     Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10.     Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock; provided, that no amendment, modification or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 10.

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In Witness Whereof, this Certificate of Designation is executed on behalf of the Corporation by as of September 4, 2020.

NovAccess Global Inc.
/s/ Daniel G. Martin By Daniel G. Martin Chairman and Chief Executive Officer

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